PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
                                                Registration Number 333-00649
                                                Registration Number 333-77815
                                                Registration Number 333-51404

(To Prospectus dated May 12, 1999)

                                 $1,800,000,000

                       BELLSOUTH TELECOMMUNICATIONS, INC.

                 EXTENDIBLE LIQUIDITY SECURITIES(SM)(EXLS(SM))

                             ---------------------

     The senior floating rate renewable notes (EXtendible Liquidity Securities) described in this prospectus supplement, which we refer to as the EXLs, will mature on January 4, 2002, the initial maturity date, unless the maturity of all or any portion of the principal amount of the EXLs is extended in accordance with the procedures described herein. In no event will the maturity of the EXLs be extended beyond January 4, 2006, the final maturity date. We may not redeem the EXLs prior to maturity.

     We will pay interest on the EXLs on the fourth day of each March, June, September and December, commencing March 4, 2001, at a rate determined for each interest period by reference to three-month LIBOR, plus or minus the applicable spread for that interest period, except that the interest rate for the final interest period prior to maturity will be based on one-month LIBOR. We describe how such rate is calculated under "Descriptions of the EXLs -- Interest" herein.

                             ---------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                             ---------------------

                                                                  UNDERWRITING
                                                     PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                      PUBLIC       COMMISSIONS      COMPANY
                                                  --------------  -------------  --------------
Per EXL.........................................     100.000%         .250%         99.750%
Total...........................................  $1,800,000,000   $4,500,000    $1,795,500,000

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the EXLs to purchasers on December 14, 2000.

     "EXtendible Liquidity Securities" and "EXLs" are the service marks of Morgan Stanley Dean Witter & Co.

                             ---------------------

                               Joint Bookrunners

BANC OF AMERICA SECURITIES LLC                        MORGAN STANLEY DEAN WITTER
December 7, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Proceeds of the Offering....................................   S-1
Ratio of Earnings to Fixed Charges..........................   S-1
Description of the EXLs.....................................   S-2
United States Federal Income Taxation.......................   S-7
Underwriters................................................   S-9
Legal Opinions..............................................  S-10
Independent Accountants.....................................  S-10
PROSPECTUS
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Information About BellSouth Telecommunications..............     3
Use of Proceeds.............................................     3
Description of Debt Securities..............................     3
Plan of Distribution........................................     6
Legal Opinions..............................................     6
Independent Accountants.....................................     7

     You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus but should not assume the information is accurate after the date of this prospectus supplement, even if it is delivered in connection with the sale of notes and the debentures. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the notes and the debentures and seeking offers to buy the notes and the debentures only in jurisdictions where offers and sales are permitted.

     In this prospectus supplement, "we" and "our" refer to BellSouth Telecommunications, Inc. and its consolidated subsidiaries.

                            PROCEEDS OF THE OFFERING

     We intend to apply the net proceeds (approximately $1,795,500,000 after deducting underwriting discounts and commissions and expenses) to refinance commercial paper. The weighted average interest cost of our commercial paper is 6.63%.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of our earnings to fixed charges for the periods indicated.

       YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED
--------------------------------------     SEPTEMBER 30,
 1995    1996    1997    1998    1999          2000
------   -----   -----   -----   -----   -----------------
4.33x    6.01x   7.17x   7.68x   8.07x         7.20x

     For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, gross interest expense and such portion of rental expense representative of the interest factor on such rentals; and (ii) fixed charges are comprised of gross interest expense and such portion of rental expense representative of the interest factor on such rentals.

                            DESCRIPTION OF THE EXLS

GENERAL

     The following description of the terms of the senior floating rate renewable notes (EXtendible Liquidity Securities) offered by this prospectus supplement (which we refer to in this prospectus supplement as the EXLs) supplements the more general description of the Debt Securities set forth in the accompanying Prospectus, to which description you should also refer. The EXLs are senior unsecured debt and will rank on a parity with all of our other senior unsecured debt. The EXLs are to be issued as a series of Debt Securities under an Indenture dated as of June 1, 1998 (the "Indenture"), between us and SunTrust Bank, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities."

     We may not redeem the EXLs prior to maturity. The EXLs will be issued in denominations of $1,000 and integral multiples thereof. Upon issuance, the EXLs will be represented by one or more fully registered global notes ("Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Therefore, you can only hold interests in the Global Notes through direct and indirect participants in DTC, including Clearstream Luxembourg and Euroclear. See "Description of Debt
Securities -- Global Securities" in the accompanying Prospectus and "Book-Entry System" in this Prospectus Supplement.

     Any EXLs issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any EXLs so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such EXLs may be presented for registration of transfer or exchange at the office of The Bank of New York, as transfer agent, in New York, New York and principal thereof and interest thereon will be payable at such office, provided that interest thereon may be paid by check mailed to the registered holders of the definitive EXLs.

MATURITY AND EXTENSION OF MATURITY

     The initial maturity date for the EXLs is January 4, 2002, or if such day is not a business day, the immediately preceding business day. The maturity of all or any portion of the principal amount of the EXLs may be extended in accordance with the procedures set forth below. In no event will the maturity of the EXLs be extended beyond the final maturity date of January 4, 2006, or if such day is not a business day, the immediately preceding business day.

     On each election date, you may elect to extend the maturity of all or any portion of the principal amount of your EXLs so that the maturity of such EXLs will be extended to the fourth calendar day in the month thirteen months from that election date. However, if that fourth calendar day is not a business day, the maturity of your EXLs will be extended to the immediately preceding business day. The election dates will be the fourth calendar day of each March, June, September and December, from March 2001 to December 2004 inclusive, whether or not any such day is a business day.

     You may elect to extend the maturity of all of your EXLs or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the fifth business day prior to the election date and end on the election date, however, if that election date is not a business day, the notice period will be extended to the following business day. Your notice of election must be delivered to the elections agent for the EXLs, through the normal clearing system channels described in more detail below and in the accompanying Prospectus, no later than the last business day in the notice period. Upon delivery to the elections agent of a notice of election to extend the maturity of the EXLs or any portion thereof, that election will be irrevocable.

     If on any election date you do not make an election to extend the maturity of all or any portion of the principal amount of your EXLs, the principal amount of the EXLs for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your EXLs has previously been extended. The principal amount of the EXLs for which such election is not exercised will be represented by a note issued on such election date. The note so issued will have the same terms as the EXLs, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the fourth calendar day in the month ten months from that election date or, if such fourth calendar day is not a business day, the immediately preceding business day. The failure to elect to extend the maturity of all or any portion of the EXLs will be irrevocable and will be binding upon any subsequent holder of such EXLs.

     The EXLs will be issued in registered global form and will remain on deposit with the Depositary. Therefore, you must exercise the option to extend the maturity of your EXLs through the Depositary. To ensure that the Depositary will receive timely notice of your election to extend the maturity of all or a portion of your EXLs, so that it can deliver notice of your election to the elections agent prior to the close of business on the last business day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the EXLs to notify the Depositary of your election to extend the maturity of your EXLs in accordance with the then applicable operating procedures of the Depositary.

     THE DEPOSITARY MUST RECEIVE ANY NOTICE OF ELECTION FROM ITS PARTICIPANTS NO LATER THAN 12:00 NOON (NEW YORK CITY TIME) ON THE LAST BUSINESS DAY IN THE NOTICE PERIOD FOR ANY ELECTION DATE. DIFFERENT FIRMS HAVE DIFFERENT DEADLINES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. YOU SHOULD CONSULT THE DIRECT OR INDIRECT PARTICIPANT THROUGH WHICH YOU HOLD AN INTEREST IN THE EXLS TO ASCERTAIN THE DEADLINE FOR ENSURING THAT TIMELY NOTICE WILL BE DELIVERED TO THE DEPOSITARY. IF YOU HOLD YOUR INTEREST IN THE EXLS THROUGH EUROCLEAR OR CLEARSTREAM LUXEMBOURG, ADDITIONAL TIME MAY BE NEEDED TO GIVE YOUR NOTICE. IF THE ELECTION DATE IS NOT A BUSINESS DAY IN NEW YORK CITY, NOTICE OF YOUR ELECTION TO EXTEND THE MATURITY DATE OF YOUR EXLS MUST BE DELIVERED TO THE DEPOSITARY BY ITS PARTICIPANTS NO LATER THAN 12:00 NOON (NEW YORK CITY TIME) ON THE BUSINESS DAY FOLLOWING SUCH ELECTION DATE.

INTEREST

     The EXLs will bear interest at LIBOR plus or minus the applicable spread, as described below. We will pay interest quarterly in arrears on the fourth day of each March, June, September and December (each an "interest payment date"), beginning March 4, 2001, and on the applicable maturity date. If any interest payment date falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day. The final interest payment date for the EXLs, or any portion of the EXLs maturing prior to the final maturity date, will be the maturity date and interest for the final interest period will accrue from and including the interest payment date immediately preceding such maturity date to but excluding the maturity date. Interest on the EXLs will be computed on the basis of a 360-day year for the actual number of days elapsed.

     Interest on the EXLs will accrue from, and including, December 14, 2000, to, and excluding, the first interest payment date and then from, and including, each interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period."

     We will pay interest on the EXLs to the persons in whose names the EXLs are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, we will pay interest on the maturity date to the same persons to whom the principal will be payable.

     When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

     The calculation agent appointed by us, initially The Bank of New York, will calculate the interest rate on the EXLs. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The interest rate for each interest period will be equal to LIBOR, as determined below, plus or minus the spread. The spread for each interest period will be as follows:

FOR INTEREST RESET DATES OCCURRING                              SPREAD
----------------------------------                            ----------
From December 14, 2000, to but excluding December 4, 2001...  Minus 0.02%
From December 4, 2001, to but excluding December 4, 2002....   Plus 0.01%
From December 4, 2002, to but excluding December 4, 2003....   Plus 0.04%
From December 4, 2003, to but excluding December 4, 2004....   Plus 0.06%
From December 4, 2004, to but excluding January 4, 2006.....   Plus 0.06%

     The interest rate in effect for the period from December 14, 2000, to, but excluding, March 4, 2001, the initial interest reset date, will be LIBOR, as determined on December 12, 2000, minus 0.02%. The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including December 14, 2000 to the first interest reset date will be the initial interest rate.

     The calculation agent will determine "LIBOR" in accordance with the following provisions:

          (i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the interest reset date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date; provided, that with respect to the interest determination date for any final interest reset date, LIBOR will be the rate for deposits in United States dollars having a maturity of one month, commencing on such final reset date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

          (ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months (or one month in the case of the interest determination date relating to any final interest reset date), commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity (or one month in the case of the interest determination date relating to any final interest reset date) and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

     "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the EXLs, create and issue further notes ranking pari passu with the EXLs in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the EXLs and have the same terms as to status, redemption or otherwise as the EXLs.

DEFEASANCE

     The EXLs will be subject to defeasance and covenant defeasance as described in the attached Prospectus.

TRUSTEE AND AGENTS

     SunTrust Bank (the "Trustee") is the trustee under the Indenture. We, along with certain of our affiliates maintain banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee with respect to the our Ten Year 6 1/2% Notes, due June 15, 2005, Twelve Year 7% Notes, due February 1, 2005, Forty Year 7 5/8% Debentures, due May 15, 2035, Thirty Year 6 3/8% Debentures, due June 1, 2028, and 6% Reset Put Securities (REPS(SM)), due June 15, 2012.

     The Bank of New York initially has been appointed transfer agent, paying agent, calculation agent, authenticating agent and elections agent.

BOOK-ENTRY SYSTEM

     We will issue the EXLs in registered book-entry only form. They will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. Except as we describe below, a global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the EXLs. The participant would then keep a record of its clients who purchased the EXLs.

     Under book-entry only, we will not issue certificates to you or any other individual holders. Your beneficial interest in a global EXL will be shown on, and transfers of your beneficial interest will be made only through, records maintained by DTC and its participants. The laws of some states require that certain purchasers take physical delivery of notes in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global EXLs.

     DTC

     DTC has provided us with the following information. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that act through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Transfers

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  Payments

     We will wire principal and interest payments on book-entry EXLs to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global EXLs for all purposes. Accordingly, neither we, the Trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on the EXLs, or to furnish any information, to owners of beneficial interests in the EXLs.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in global securities as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with securities held for the account of customers registered in "street name." However, these payments, and your holdings, will be the responsibility of the participants and not of DTC, the Trustee, any paying agent or us.

  Exchanges

     EXLs represented by a global security would be exchangeable for EXLs represented by certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

     - we instruct the Trustee that the EXL is exchangeable; or

     - an event of default has occurred and is continuing.

     If, after the occurrence of one of the foregoing events, you hold an EXL in fully certificated form, we will pay the interest and principal on your EXL to you by check.

                     UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of Davis Polk & Wardwell, our special tax counsel, the following summary accurately describes the principal United States federal income tax consequences to United States holders, as defined below, of ownership and disposition of the EXLs. This discussion only applies to EXLs purchased by initial holders purchasing EXLs at the "issue price" (i.e., the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of EXLs are sold for money) and which are held as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

     - certain financial institutions;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - persons holding EXLs as part of a hedging, "straddle," conversion transaction or any other integrated transaction;

     - United States holders whose functional currency is not the U.S. dollar;

     - persons subject to the alternative minimum tax;

     - persons owning 10% or more of our capital; or

     - persons who are not United States holders.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Persons considering the purchase of EXLs should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States holder" means an owner of an EXL that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     The term United States holder also includes certain former citizens or residents of the United States.

     If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of EXLs, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of EXLs that is a partnership, and partners in such partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of EXLs.

  Treatment of EXLs

     Although the U.S. federal income tax treatment of the EXLs is not certain, we intend to take the position, based on advice of counsel, that an election to extend the maturity of all or any portion of the principal amount of the EXLs in accordance with the procedures described above will not be a taxable event for U.S. federal income tax purposes. Prospective investors should note that no assurance can be given that the Internal Revenue Service (the "IRS") will accept, or that the courts will uphold, this position. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the EXLs is a taxable event for U.S. federal income tax purposes, then United States holders of EXLs would be required to recognize gain (if any) upon the exercise of such election. In such event, it is also possible that the IRS would assert that the EXLs were subject to special rules governing contingent payment obligations. If the IRS were successful in its assertion, the timing and character of income with respect to the EXLs would be affected. Among other things, United States holders of EXLs may be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the issue price. Furthermore, any gain recognized with respect to the EXLs would generally be treated as ordinary income. However, because the EXLs bear a variable interest rate that is reset every quarter, we expect that (i) the accrual of income at the comparable yield will not significantly alter the timing of income inclusion for accrual basis taxpayers; and (ii) any gain recognized with respect to the EXLs will not be significant. Although we have been advised by our special tax counsel to the effect that it is more likely than not that an election to extend the maturity of all or any portion of the principal amount of the EXLs in accordance with the procedures described above will not be a taxable event for U.S. federal income tax purposes, prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the EXLs. The remainder of this discussion assumes that an election to extend the maturity of all or any portion of the principal amount of the EXLs will not be a taxable event for U.S. federal income tax purposes.

  Payments of Interest

     Interest paid on an EXL will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder's method of accounting for federal income tax purposes.

  Sale, Exchange or Retirement of the EXLs

     Upon the sale, exchange or retirement of an EXL, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the EXL. For these purposes, the amount realized does not include any amount attributable to accrued interest on the EXL. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States holder's adjusted tax basis in an EXL will equal the cost of the EXL to such holder.

     Gain or loss realized on the sale, exchange or retirement of an EXL will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the EXL has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Backup Withholding and Information Reporting

     Certain noncorporate United States holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of dispositions of, an EXL. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that is has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that is has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the following principal amounts of EXLs:

                                                                 PRINCIPAL
NAME                                                          AMOUNT OF EXLS
----                                                          ---------------
Banc of America Securities LLC..............................  $  900,000,000
Morgan Stanley & Co. Incorporated...........................  $  900,000,000
                                                              --------------
          Total.............................................  $1,800,000,000
                                                              ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the EXLs is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the EXLs, if any are taken.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The EXLs are a new issue of securities with no established trading market. In addition, we do not intend to apply for the EXLs to be listed on any securities exchange or to arrange for the EXLs to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the EXLs. However, they are not obligated to do so and may discontinue the market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the EXLs.

     In order to facilitate the offering of the EXLs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the EXLs. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the EXLs for their own accounts. In addition, to cover over-allotments or to stabilize the price of the EXLs, the underwriters may bid for, and purchase, the EXLs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the EXLs in the offering if the syndicate repurchases previously distributed EXLs in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the EXLs above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, certain of the underwriters have acted as financial advisors to us and BellSouth and have received customary compensation for such services.

     In addition to the underwriting discounts and commissions, we estimate that we will incur expenses of approximately $900,000 in connection with the offering, and the underwriters have agreed to reimburse us for these expenses.

     It is expected that delivery of the EXLs will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade EXLs on the date hereof will be required, by virtue of the fact that the EXLs initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                                 LEGAL OPINIONS

     The legality of the EXLs will be passed upon for us by Mary Jo Peed, our General Counsel, and for the underwriters by Davis Polk & Wardwell, which is also acting as our special tax counsel. Ms. Peed is a full-time employee and owns, and holds options to purchase, common stock of our parent, BellSouth Corporation.

                            INDEPENDENT ACCOUNTANTS

     The financial statements incorporated in the Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                       BELLSOUTH TELECOMMUNICATIONS, INC.

                             ---------------------

                                 $1,500,000,000
                                DEBT SECURITIES

     We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                  The date of this prospectus is May 12, 1999.

                             ABOUT THIS PROSPECTUS

     You may rely only on the information contained in this prospectus but should not assume the information is accurate after the date of this prospectus, even if it is delivered subsequently for any purpose. Neither we nor any underwriter has authorized anyone else to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not soliciting an offer to buy these debt securities in any state where the offer or sale is not permitted.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

                               TABLE OF CONTENTS

About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Information About BellSouth Telecommunications..............    3
Use of Proceeds.............................................    3
Description of Debt Securities..............................    3
Plan of Distribution........................................    6
Legal Opinions..............................................    6
Independent Accountants.....................................    7

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding us (http://www.sec.gov).

     You should note that we are not required to deliver annual reports to the holders of our debt securities. We will, however, furnish to each indenture trustee copies of our annual, quarterly and periodic reports to the SEC on Forms 10-K, 10-Q and 8-K (containing financial information audited by independent accountants in the case of our annual report on Form 10-K).

     We have registered these securities with the SEC (Nos. 333-00649 and 333-77815) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statements. You may obtain copies of the registration statement, including exhibits, as discussed in the first paragraph.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1998 and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     You may obtain copies of the above information (including exhibits) upon written or oral request, without charge, from the office of our Vice President and Comptroller, Room 20M77, 675 West Peachtree Street, N.E., Atlanta, Georgia 30375 (telephone number (404) 927-1909).

                 INFORMATION ABOUT BELLSOUTH TELECOMMUNICATIONS

     We are a telecommunications company providing predominantly tariffed wireline services to substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We are a wholly-owned subsidiary of BellSouth Corporation.

     Our principal offices are located at:

        BellSouth Telecommunications, Inc.
        675 West Peachtree Street, N.E.
        Atlanta, Georgia 30375
        (404) 927-1909

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for refinancing debt and for general corporate purposes. We intend to offer the securities periodically when prevailing interest rates and other market conditions are advantageous.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the securities in series under one or more indentures. A trustee will be appointed by us under each indenture to provide administrative and fiduciary duties on behalf of the holders of the securities. We expect that the basic indenture terms and provisions will be substantially identical and that terms and provisions specific to each particular series of securities will be contained in an indenture supplement or similar instrument.

     The following sections summarize the most important terms of the indentures and provisions of any series of securities. The related prospectus supplement will describe the terms and provisions of that series of securities and the name of the applicable trustee. Copies of the indentures are exhibits to the registration statement of which this prospectus is a part. Section references below refer to the section in the applicable indenture.

GENERAL

     The securities will be unsecured general obligations and will rank equally with our other outstanding debt. The indentures will not limit the amount of securities that we may issue or the amount of debt that we may incur, although individual series may be limited.

PAYMENT, TRANSFER AND EXCHANGE OF DEBT SECURITIES

     Principal and premium will be payable at our office or an agency designated by us from time to time. Securities may be presented for transfer or exchange at that office or agency. We will not require holders to pay any service charge for any transfer or exchange.

LIMITATIONS ON LIENS

     We have agreed that if we mortgage any of our property, we will similarly secure all similarly entitled outstanding securities. Currently, each outstanding issue of long and intermediate term debt is entitled to the benefit of a similar agreement. This agreement will not apply to liens on new assets purchased by us with borrowed funds ("purchase-money liens"), to deposits to secure public or statutory obligations or to deposits with any governmental body for specific purposes. In addition, this agreement will not apply to our subsidiaries or affiliates, even if they mortgage property previously acquired from us. (Section 4.03) The indentures will not restrict our ability to convey our property to subsidiaries, affiliates or third parties.

CONSOLIDATION, MERGER OR SALE

     The indentures will not prohibit us from:

     - consolidating or merging with any other corporation, or

     - selling or conveying our property to any other corporation, or

     - acquiring the property of any other corporation;

however, if any such action would result in the imposition of a lien on any of our then existing property, before taking such action we will similarly secure all similarly entitled outstanding securities. (Section 4.04) Currently, each outstanding issue of long and intermediate term debt is entitled to the benefit of a similar agreement.

DEFEASANCE

     Each indenture will provide that we may be discharged from all obligations under outstanding securities if we irrevocably deposit with the indenture trustee funds or U.S. Government Obligations that are sufficient to pay all principal, premium and interest on such securities. Except in the case of securities maturing within one year, we would deliver to the trustee a ruling from the Internal Revenue Service or an opinion of counsel that such discharge would not result in additional and adverse federal income tax consequences to the holders of such securities. On substantially the same terms and conditions, we may be relieved from certain indenture agreements, including those described in the preceding two paragraphs. (Section 11.01)

MODIFICATION OR AMENDMENT OF THE INDENTURES

     Each indenture will contain provisions permitting us and the trustee, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the securities of each series outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the securities, but no such modification shall:

     - extend the fixed maturity of any securities, or

     - reduce the principal amount of any securities, or

     - reduce the rate or extend the time of payment of interest on any securities

     - without the consent of the holder of each security so affected.

     The indentures will not allow a modification to reduce the consent requirement without the consent of the holders of all securities then outstanding under that indenture. (Section 9.02) Each indenture will also contain provisions permitting us and the trustee, without the consent of the holders of securities, to modify the indenture or any supplemental indenture or the rights of the holders of the securities for certain less significant purposes. (Section 9.01)

EVENTS OF DEFAULT

     Under each indenture, an event of default applicable to securities of any series means:

     - default for 90 days in payment of interest on securities of such series, or

     - default in payment of principal of or premium on securities of such series, or

     - default for 90 days after notice by the Trustee or the holders of at least 25% in aggregate principal amount of securities of such series then outstanding in performance of any other indenture agreement applicable to securities of such series, or

     - certain events of bankruptcy, insolvency or reorganization. (Section
       6.01)

     The holders of a majority in principal amount of outstanding securities of a series may direct the time, method and place for certain enforcement actions by the trustee. (Section 6.06). Although the Trustee is obligated to exercise its fiduciary duties to protect the interests of holders of securities, it may require reasonable security or indemnity before acting under the Indenture. (Sections 7.01 and 7.02).

     The agreements contained in the indentures would not prohibit, or create an event of default resulting from, our merger or sale or a highly-leveraged transaction involving us.

GLOBAL SECURITIES

  Form and Exchange

     We will normally issue the securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

     Alternatively, we may issue the securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the securities. Securities in certificated form will be issued only in increments of $1,000 and multiples of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form in the prospectus supplement as "certificated."

  Book-Entry Only Procedures

     The following discussion pertains to securities that are issued in book-entry only form.

     One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     Under book-entry only, we will not issue certificates to individual holders of the securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities, or to furnish any information, to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's record on the record date. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee nor us.

     Debt securities represented by a global security would be exchangeable for certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

     - we instruct the Trustee that the global security is not exchangeable; or

     - an event of default has occurred and is continuing.

                              PLAN OF DISTRIBUTION

     We may sell the Securities directly to purchasers or through agents, underwriters or dealers.

     We may distribute the securities in one or more transactions, either at a fixed price or varying prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

     The prospectus supplement will identify the terms of the offering, the names of underwriters or agents, the purchase price and any underwriting discounts.

     In connection with the sale of securities, underwriters or agents may receive discounts, concessions or commissions from us or from purchasers for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive discounts, concessions or commissions from the underwriters or from purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may all have the status of underwriters under the Securities Act of 1933. The prospectus supplement will identify any underwriter or agent and describe any compensation paid by us.

     We may agree to indemnify underwriters and other persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL OPINIONS

     Mr. Jeffrey P. Brown, Vice President and General Counsel of BellSouth Telecommunications, Inc., is passing upon the legality of the securities for us, relying on the opinions of other counsel as to certain matters. Mr. Brown may be considered to beneficially own 91,389 shares of BellSouth Corporation common stock, including interests through various BellSouth Corporation benefit plans.

     On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is passing upon certain legal matters in connection with the offering of the debt securities.

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998. That Form 10-K is incorporated by reference in this prospectus, to the extent and for the periods indicated in PricewaterhouseCoopers LLP's report relating to such consolidated financial statements, which is also incorporated by reference. We have included our consolidated financial statements in reliance upon the report of PricewaterhouseCoopers LLP given upon their authority as experts in auditing and accounting.